EXHIBIT 99.1

                              COMPANY PRESS RELEASE

  GUM TECH INTERNATIONAL, INC. ANNOUNCES SETTLEMENT OF PATENT INFRINGEMENT SUIT

     PHOENIX, AZ, June 8, 2001/PRNewswire/ - Gum Tech International, Inc., (Nasdaq: GUMM) and Gel Tech, LLC, a joint venture between Gum Tech and Zensano, Inc., today announced a settlement of the patent infringement lawsuit that was filed against Gum Tech and Gel Tech by the Quigley Corporation (Nasdaq: QGLY) in 1999.

     The principal terms of the settlement provide for a $1 million payment to the Quigley Corporation and a 5-1/2 percent royalty on Zicam Cold Remedy sales for the period of April 1, 2001 until the March 5, 2002 expiration of the patent in question. None of the parties involved admitted any liability.

     "This settlement eliminates the potential risk of an unfavorable jury decision as well as significant costs of litigation such as continued appeals," stated William Hemelt, Executive Vice President and Chief Financial Officer of Gum Tech. "Although we certainly believe that Zicam Cold Remedy does not infringe upon the patent and are confident that we would have ultimately prevailed in this case, the benefits of settling this case now outweigh the risks of continued litigation."

     Mr. R. Steven Davidson, Chief Executive Officer of Gel Tech stated, "Zicam Cold Remedy has become one of the top-selling cold remedies in the country over the past two years and has been clinically proven to reduce the duration of the common cold by an average of 75% when taken at the onset of symptoms. This settlement empowers Gel Tech to continue to build the Zicam brand and to maintain its position as one of the best-selling cold products in the U.S."

     Gum Tech International, Inc. is an innovative nutrient and drug delivery technology company engaged in the development, manufacture and marketing of delivery systems for bioactive compounds. Gum Tech is the majority owner of Gel Tech LLC that markets Zicam(TM) Cold Remedy, a patented, revolutionary homeopathic remedy, and Zicam(TM) Allergy Relief, a homeopathic remedy designed to provide relief to allergy sufferers. In a study published in the October 2000 issue of the ENT - Ear, Nose & Throat Journal, Zicam(TM) Cold Remedy was shown to reduce the duration of the common cold by an average of 75% when taken at the onset of symptoms.

     For additional information, please contact Lynn Romero, Manager of Investor Relations, 602-252-1617, ext. 320, lromero@gum-tech.com. Gum Tech is located at 246 East Watkins Street, Phoenix, Arizona 85004.

Gum Tech Forward Looking Statement Disclaimer:

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated growth in sales of Zicam Cold Remedy and the effectiveness of the Company's marketing program. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations include the possibility that sales of Zicam Cold Remedy will not be as strong as expected despite the Company's marketing campaign. Other factors that could cause actual results to differ materially from the Company's expectations are described in the Company's reports filed pursuant to the Securities Exchange Act of 1934.